Exhibit 99.1

October 24, 2014	FOR MORE INFORMATION CONTACT
Matt Kerin (281) 589-4642
Cabot Oil & Gas Corporation Announces Third Quarter 2014 Financial and Operating Results,
Provides Update on 2015 Guidance and Share Repurchase Program
HOUSTON, October 24, 2014/PRNewswire/ -- Cabot Oil & Gas Corporation (NYSE: COG) today reported continued strong financial and operating results for the third quarter of 2014 including establishing new record highs for several key metrics. Highlights for the quarter include:

•	Production of 132.4 billion cubic feet equivalent (Bcfe), an increase of 24 percent over last year’s comparable quarter

•
Liquids production (crude oil/condensate/natural gas liquids) of 961,000 barrels (Bbls), an increase of 7 percent over last year's comparable quarter as reported and an increase of 32 percent pro forma for last year’s Mid-Continent and West Texas asset sales

•	Net income excluding selected items of $85.0 million, an increase of 14 percent over last year’s comparable quarter

•	Cash flow from operations of $358.3 million, an increase of 29 percent over last year’s comparable quarter

•	Total unit costs (including financing) of $2.53 per thousand cubic feet equivalent (Mcfe), a 15 percent improvement over last year’s comparable quarter

Third Quarter 2014 Financial Results
“The results posted in the most recently completed quarter once again highlight the quality of our operations and assets,” said Dan O. Dinges, Chairman, President and Chief Executive Officer. “We made improvements in every key category, even in the face of strong headwinds.”
Equivalent production in the third quarter of 2014 was 132.4 Bcfe, consisting of 126.7 billion cubic feet (Bcf) of natural gas and 961,000 Bbls of liquids. These figures represent increases of 24 percent, 25 percent, and 7 percent, respectively.
Net income in the third quarter of 2014 was $100.8 million, or $0.24 per share, compared to $69.9 million, or $0.17 per share, in the third quarter of 2013. Excluding the effect of selected items (detailed in the table below), net income was $85.0 million, or $0.20 per share, in the third quarter of 2014, compared to $74.6 million, or $0.18 per share, in the third quarter of 2013.

Cash flow from operations in the third quarter of 2014 was $358.3 million, compared to $276.7 million in the third quarter of 2013. Discretionary cash flow in the third quarter of 2014 was $296.0 million, compared to $282.3 million in the third quarter of 2013.
Natural gas price realizations, including the effect of hedges, were $3.06 per thousand cubic feet (Mcf) in the third quarter of 2014, down 9 percent compared to the third quarter of 2013. Excluding the impact of hedges, natural gas price realizations for the quarter were $2.92 per Mcf, representing a $1.14 discount to NYMEX settlement prices. Oil price realizations, including the effect of hedges, were $94.79 per Bbl, down 9 percent compared to the third quarter of 2013.
Total per unit costs (including financing) decreased to $2.53 per Mcfe in the third quarter of 2014, a 15 percent improvement compared to $2.98 per Mcfe in the third quarter of 2013. All operating expense categories decreased on a per unit basis relative to last year’s comparable quarter except for transportation and gathering, which increased as a result of slightly higher transportation rates and the commencement of new transportation agreements, and exploration expense.
Year-To-Date 2014 Financial Results
“The year-to-date results set many records for a nine-month period including production, net income and cash flow from operations,” remarked Dinges. “We continue to post our best results even in the face of a challenged commodity price environment.”
Production during the nine-month period ended September 30, 2014 was 379.9 Bcfe, consisting of 364.3 Bcf of natural gas and 2.6 million Bbls of liquids. These figures represent increases of 30 percent, 31 percent, and 11 percent, respectively, compared to the nine-month period ended September 30, 2013.
For the nine-month period ended September 30, 2014, net income was $326.2 million, or $0.78 per share, compared to $201.8 million, or $0.48 per share, for the nine-month period ended September 30, 2013. Excluding the effect of selected items (detailed in the table below), net income was $310.0 million, or $0.74 per share, compared to $223.8 million, or $0.53 per share, for the nine-month period ended September 30, 2013.
For the nine-month period ended September 30, 2014, cash flow from operations was $943.3 million, compared to $766.7 million for the nine-month period ended September 30, 2013. Discretionary cash flow was $947.8 million for the nine-month period ended September 30, 2014, compared to $813.7 million for the nine-month period ended September 30, 2013.
Operational Highlights
Marcellus Shale
During the third quarter of 2014, the Company averaged 1,298 million cubic feet (Mmcf) per day of net Marcellus production, an increase of 30 percent over the prior year’s comparable quarter. “Our Marcellus volumes increased three percent sequentially relative to the second quarter and were slightly ahead of the guidance we provided a month ago,” commented Dinges. “We continue to remain confident in our production outlook for the fourth quarter based on a robust schedule of wells to be placed on production between now and the end of the year.”

Eagle Ford Shale
Cabot’s net production in the Eagle Ford during the third quarter of 2014 was 10,347 barrels of oil equivalent (Boe) per day, an increase of 37 percent over the prior year’s comparable quarter. This included 9,788 Bbls of liquids per day, an increase of 45 percent over the prior year’s comparable quarter.
During the third quarter of 2014, Cabot placed 10 wells on production that have produced for at least 30 days, all of which were placed on production during the second half of the quarter. These wells achieved an average 30-day production rate of 751 Boe per day per well with a 91 percent oil cut. “Our oil production for the third quarter was relatively flat compared to the second quarter due to the timing of when our pads were placed on production during the quarter and downtime associated with well shut-ins for offset completions,” stated Dinges. “We anticipate a meaningful ramp-up in oil production in the fourth quarter as we plan to place approximately 15 wells on production before year-end, with the majority of those wells coming online in December providing a strong exit rate for the year.”
Earlier this year, Cabot initiated a 300-foot downspacing pilot program in the Eagle Ford, which has yielded encouraging results to date. The initial two wells in the pilot program have combined to produce approximately 230,000 Bbls of oil during the first 180 days of production. “We are pleased with the early results of our downspacing program and plan to test more 300-foot downspaced wells this year,” noted Dinges. “Our Eagle Ford drilling inventory would increase to approximately 1,000 gross locations assuming the success of this program.”
Financial Position and Liquidity
As of September 30, 2014, the Company's net debt to adjusted capitalization ratio was 35.5 percent, compared to 33.8 percent at December 31, 2013 (detailed in the table below). As of September 30, 2014, the Company had $1.4 billion available for future borrowings under its revolving credit facility and no borrowings outstanding.
Share Repurchase Program Update
Since the Company’s last update, Cabot has repurchased an additional 1.6 million shares, for a total of 4.3 million shares repurchased year-to-date and 9.1 million shares repurchased since the fourth quarter of 2013. The Company has approximately 10.1 million shares remaining under its share repurchase program.
2015 Hedging Update
During the third quarter of 2014, Cabot added 20 natural gas derivative contracts for 2015. The Company now has approximately 194 Mmcf per day of natural gas volumes hedged for 2015 at a weighted average floor of $3.99 per Mcf.
2015 Guidance
The Company has reaffirmed its 2015 production growth guidance range of 20 to 30 percent. This production growth range is based on an average gross Marcellus production rate range of 1.8 to 2.0 Bcf per day and an average net liquids production range of 18,000 to 20,000 Bbls per day, of which approximately 88 percent is crude oil. The Company’s capital budget for 2015 is $1.53 to $1.60 billion. Drilling and completion capital will account for $1.25 to $1.32 billion of the capital budget, with approximately 52 percent allocated to the Marcellus Shale, 46 percent allocated to the Eagle Ford Shale, and 2 percent allocated to other drilling areas. The capital budget assumes five operated rigs in the Marcellus Shale (down from the current level of six) and four operated rigs in the Eagle Ford Shale. The Company expects to drill 180 to 190 net wells in 2015, including 95 to 100 net wells in the Marcellus Shale and 80 to 85 net wells in the Eagle Ford Shale. The Company’s budget for 2015 assumes commodity price realizations of $2.80 per Mcf for natural gas, which is slightly below Cabot’s unhedged price realizations for the most recently completed quarter, and $88.00 per Bbl for oil. Cabot’s typical Marcellus Shale and Eagle Ford Shale wells generate rates of return greater than 80 percent and 60 percent, respectively, at the 2015 budget price realizations.
“This program demonstrates the quality of our assets with the ability to generate impressive production growth, cash flow growth and top-tier finding and development costs, all while maintaining an investment grade balance sheet despite the lower commodity price assumptions,” said Dinges.
Conference Call
A conference call is scheduled for Friday, October 24, 2014, at 9:30 a.m. Eastern Time to discuss third quarter 2014 financial and operating results. To access the live audio webcast, please visit the Investor Relations section of the Company's website at www.cabotog.com. A replay of the call will also be available on the Company's website. The latest financial guidance, including the Company's hedge positions, is also available in the Investor Relations section of the Company's website.
Cabot Oil & Gas Corporation, headquartered in Houston, Texas, is a leading independent natural gas producer with its entire resource base located in the continental United States. For additional information, visit the Company's homepage at www.cabotog.com.
The statements regarding future financial performance and results and the other statements which are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including, but not limited to, market factors, the market price (including regional basis differentials) of natural gas and oil, results of future drilling and marketing activity, future production and costs, and other factors detailed in the Company's Securities and Exchange Commission filings.
FOR MORE INFORMATION CONTACT
Matt Kerin (281) 589-4642

OPERATING DATA

	Quarter Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
PRODUCED NATURAL GAS (Bcf) & LIQUIDS (Mbbl)
Natural Gas
Appalachia	123.4	95.9	354.6	261.1
Other	3.3	5.8	9.7	16.4
Total	126.7	101.7	364.3	277.5

Crude/Condensate/NGL	961	898	2,608	2,352

Equivalent Production (Bcfe)	132.4	107.1	379.9	291.7

PRICES(1)
Average Produced Gas Sales Price ($/Mcf)
Appalachia	$3.04	$3.38	$3.39	$3.65
Other	$3.86	$3.09	$4.48	$3.06
Total	$3.06	$3.36	$3.41	$3.62

Average Crude/Condensate Price ($/Bbl)	$94.79	$103.76	$97.05	$103.07

WELLS DRILLED
Gross	49	51	125	134
Net	46	41	108	111
Gross success rate	98%	100%	99%	98%
(1) These realized prices include the realized impact of derivative instrument settlements.

	Quarter Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Realized Impacts to Gas Pricing	$0.15	$0.20	$(0.24)	$0.12
Realized Impacts to Oil Pricing	$(0.04)	$(1.33)	$(0.57)	$1.43

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS (Unaudited)
(In thousands, except per share amounts)

	Quarter Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
OPERATING REVENUES
Natural gas	$347,970	$341,901	$1,218,540	$1,004,085
Crude oil and condensate	82,563	84,209	228,047	220,090
Gain (loss) on derivative instruments	71,906	—	69,577	—
Brokered natural gas	6,501	7,165	27,794	26,302
Other	3,077	2,575	11,049	8,338
	512,017	435,850	1,555,007	1,258,815
OPERATING EXPENSES
Direct operations	37,802	32,923	109,241	101,398
Transportation and gathering	85,966	60,803	247,707	159,672
Brokered natural gas	5,680	5,913	24,570	21,006
Taxes other than income	10,933	11,532	36,794	34,583
Exploration	8,812	3,891	19,963	12,444
Depreciation, depletion and amortization	154,013	168,980	458,995	469,022
General and administrative (excluding stock-based compensation)	13,901	12,448	46,219	41,048
Stock-based compensation(1)	5,678	12,249	15,123	40,961
	322,785	308,739	958,612	880,134
Earnings (loss) on equity method investments	1,063	278	1,819	614
Gain (loss) on sale of assets	46	4,421	(2,735)	4,601
INCOME FROM OPERATIONS	190,341	131,810	595,479	383,896
Interest expense	17,422	16,074	50,312	49,366
Income before income taxes	172,919	115,736	545,167	334,530
Income tax expense	72,131	45,847	218,928	132,703
NET INCOME	$100,788	$69,889	$326,239	$201,827
Earnings per share - Basic	$0.24	$0.17	$0.78	$0.48
Weighted average common shares outstanding	416,173	420,986	416,785	420,664

(1) Includes the impact of the Company’s performance share awards, restricted stock, stock appreciation rights and expense associated with the Supplemental Employee Incentive Plan.

CONDENSED CONSOLIDATED BALANCE SHEET (Unaudited)
(In thousands)

	September 30, 2014	December 31, 2013
Assets
Current assets	$587,946	$378,899
Properties and equipment, net (Successful efforts method)	5,130,213	4,546,227
Other assets	89,105	55,954
Total assets	$5,807,264	$4,981,080

Liabilities and Stockholders’ Equity
Current liabilities	$432,791	$407,905
Long-term debt	1,612,000	1,147,000
Deferred income taxes	1,208,036	1,067,912
Other liabilities	187,966	153,661
Stockholders’ equity	2,366,471	2,204,602
Total liabilities and stockholders’ equity	$5,807,264	$4,981,080

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS (Unaudited)
(In thousands)

	Quarter Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Cash Flows From Operating Activities
Net income	$100,788	$69,889	$326,239	$201,827
Deferred income tax expense	62,986	37,573	181,439	107,235
(Gain) loss on sale of assets	(46)	(4,421)	2,735	(4,601)
Exploration expense	4,300	1	6,454	807
Unrealized (gain) loss on derivative instruments	(31,833)	—	(44,766)	—
Income charges not requiring cash	159,755	179,234	475,677	508,473
Changes in assets and liabilities	62,352	(5,567)	(4,528)	(47,065)
Net cash provided by operations	358,302	276,709	943,250	766,676

Cash Flows From Investing Activities
Capital expenditures	(347,128)	(319,344)	(964,741)	(843,400)
Acquisitions	(15,826)	(128)	(15,826)	(128)
Proceeds from sale of assets	4,668	14,268	3,913	15,174
Restricted cash	—	—	28,094	—
Investment in equity method investments	(6,554)	(4,374)	(28,784)	(8,624)
Net cash used in investing	(364,840)	(309,578)	(977,344)	(836,978)

Cash Flows From Financing Activities
Net increase (decrease) in debt	419,000	20,000	465,000	75,000
Treasury stock repurchases	(119,767)	—	(119,767)	—
Dividends paid	(8,339)	(8,423)	(25,018)	(16,830)
Stock-based compensation tax benefit	(14,353)	1,936	6,001	9,284
Capitalized debt issuance costs	(5,626)	—	(5,626)	—
Other	—	11	91	44
Net cash provided by (used in) financing	270,915	13,524	320,681	67,498

Net increase (decrease) in cash and cash equivalents	$264,377	$(19,345)	$286,587	$(2,804)

Selected Item Review and Reconciliation of Net Income and Earnings Per Share
(In thousands, except per share amounts)

	Quarter Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
As reported - net income	$100,788	$69,889	$326,239	$201,827
Reversal of selected items, net of tax:
(Gain) loss on sale of assets	(28)	(2,670)	1,646	(2,776)
Unrealized (gain) loss on derivative instruments (1)	(19,154)	—	(26,936)	—
Stock-based compensation expense	3,416	7,397	9,100	24,712
Net income excluding selected items	$85,022	$74,616	$310,049	$223,763
As reported - earnings per share	$0.24	$0.17	$0.78	$0.48
Per share impact of reversing selected items	(0.04)	0.01	(0.04)	0.05
Earnings per share including reversal of selected items	$0.20	$0.18	$0.74	$0.53
Weighted average common shares outstanding	416,173	420,986	416,785	420,664

(1) Effective April 1, 2014, the Company elected to discontinue hedge accounting for its commodity derivatives on a prospective basis. The unrealized mark-to-market changes of our commodity derivative instruments are recorded in gain (loss) on derivative instruments in the Condensed Consolidated Statement of Operations.

Discretionary Cash Flow Calculation and Reconciliation
(In thousands)

	Quarter Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Discretionary Cash Flow
As reported - net income	$100,788	$69,889	$326,239	$201,827
Plus (less):
Deferred income tax expense	62,986	37,573	181,439	107,235
(Gain) loss on sale of assets	(46)	(4,421)	2,735	(4,601)
Exploration expense	4,300	1	6,454	807
Unrealized (gain) loss on derivative instruments	(31,833)	—	(44,766)	—
Income charges not requiring cash	159,755	179,234	475,677	508,473
Discretionary Cash Flow	295,950	282,276	947,778	813,741
Changes in assets and liabilities	62,352	(5,567)	(4,528)	(47,065)
Net cash provided by operations	$358,302	$276,709	$943,250	$766,676

Net Debt Reconciliation
(In thousands)

	September 30, 2014	December 31, 2013
Long-term debt	$1,612,000	$1,147,000
Stockholders’ equity	2,366,471	2,204,602
Total Capitalization	$3,978,471	$3,351,602

Total debt	$1,612,000	$1,147,000
Less: Cash and cash equivalents	(309,987)	(23,400)
Net Debt	$1,302,013	$1,123,600

Net debt	$1,302,013	$1,123,600
Stockholders’ equity	2,366,471	2,204,602
Total Adjusted Capitalization	$3,668,484	$3,328,202

Total debt to total capitalization ratio	40.5%	34.2%
Less: Impact of cash and cash equivalents	5.0%	0.4%
Net Debt to Adjusted Capitalization Ratio	35.5%	33.8%